Exhibit 99.1

December 8, 2017

TO:	Members of the Mattel, Inc. Board of Directors and Executive Officers

FROM:	Bob Normile

SUBJECT:	Notice Regarding Mattel, Inc. Personal Investment Plan Blackout Period and Trading Restrictions

This notice informs you of an impending “blackout period” under the Mattel, Inc. Personal Investment Plan (the “PIP”), during which you will be prohibited from engaging in transactions involving equity securities of Mattel, Inc. (the “Company”) that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Reason for the Blackout Period

The trustee for the PIP is changing. The blackout period is necessary for the transfer of the PIP’s assets from the current trustee to the successor trustee.

Impact on PIP Participant Rights

As a result of the trustee change, PIP participants and beneficiaries will be unable to direct or diversify investments in their individual accounts or to obtain a distribution from the PIP. This period, during which PIP participants and beneficiaries will be unable to exercise these rights otherwise available under the PIP, is called a “blackout period.”

Length of the Blackout Period

The blackout period for the PIP will begin on Friday, December 29, 2017 and end no later than Friday, January 5, 2018.

Restrictions on Directors and Executive Officers During the Blackout Period

During the blackout period, directors and executive officers of the Company will be subject to the trading restrictions imposed under Section 306(a) of the Sarbanes-Oxley Act of 2002 and Regulation BTR. Subject to limited exceptions, these restrictions generally prohibit the direct or indirect purchase, sale, or other acquisition or transfer of any of the Company’s equity securities that you acquire or have previously acquired in connection with your service or employment as a director or executive officer of the Company.

Please note the following:

●	“Equity securities” are defined broadly to include not only the Company’s common stock, but also stock options and other derivatives.

●	Covered transactions are not limited to those involving your direct ownership, but include any transaction in which you have a pecuniary interest (for example, transactions by your immediate family members living in your household).

●	Among other things, these rules prohibit exercising options granted to you in connection with your service as a director or employment as an executive officer, selling shares of common stock acquired pursuant to such options, and selling shares of common stock originally received upon the vesting of restricted stock units.

Questions or Additional Information

The rules described above apply in addition to the other restrictions on trading activity under the Company’s Insider Trading Policy. To avoid any inadvertent violations of the blackout period restrictions, you should continue to direct questions about, and requests for pre-clearance of, your transactions in the Company’s securities to me. In addition, during the blackout period, you may obtain, without charge, information about the blackout period, including whether the blackout period has begun or ended, by contacting Bill Whitman, Director Global Benefits, at (310) 252-3156 or in writing at 333 Continental Boulevard, El Segundo, California 90245.